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                                                                     EXHIBIT 4.4

                          FIRST AMENDMENT AND AGREEMENT
                                       TO
                              REVOLVING CREDIT NOTE


     For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned CITIZENS BANK OF RHODE ISLAND, a Rhode Island financial institution with offices at One Citizens Plaza, Providence, Rhode Island 02903 (the "Lender"); and BACOU USA, INC., a Delaware corporation with offices at 10 Thurber Boulevard, Smithfield, Rhode Island 02917 (the "Borrower"), hereby amend, effective the date hereof, that certain Revolving Credit Note dated May 21, 1997 (the "Note") issued by the Borrower to the Lender, as follows:

           (a) by deleting from the upper left hand corner of the first page of the Note the numbers "$28,000,000" and inserting in lieu thereof the numbers "$31,000,000";

           (b) by deleting from the sixth line of the first paragraph of the Note the words and numbers "Twenty-Eight Million Dollars ($28,000,000)" and inserting in lieu thereof the words and numbers "Thirty-One Million Dollars ($31,000,000)"; and

           (c) by amending the third paragraph of the Note to read in its entirety as follows: "Interest, at the applicable rate, coming due under this Revolving Credit Note shall be paid monthly, in arrears, commencing on the last day of February, 1998, and continuing on the last day of each successive month thereafter (each such payment date is herein called an "Installment Date") until the entire principal balance due under this Revolving Credit Note is paid in full; provided, however, that the entire principal balance of this Revolving Credit Note and all interest and charges due hereunder shall be due and payable on the 31st day of May, 2000 (the "Maturity Date"), unless otherwise extended by Lender in writing."

     Except as amended hereby, the Note shall remain in full force and effect and is in all respects hereby ratified and affirmed. The foregoing merely modifies the Note and is not intended to be, nor does it act as, a substitution for the same.


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     IN WITNESS WHEREOF, the undersigned parties have caused this First
Amendment and Agreement to Revolving Credit Note to be executed by their duly authorized officers as of the ____ day of February, 1998.

WITNESS:                                 BACOU USA, INC.


_________________________________        By: /s/ Walter Stepan
                                             -----------------------------------
                                             Walter Stepan
                                             Title: Vice Chairman, President and
                                                    Chief Executive Officer


_________________________________        By: /s/ Philip B. Barr, Jr.
                                             -----------------------------------
                                             Philip B. Barr, Jr.
                                             Title: Executive Vice President and
                                                    Chief Financial Officer


                                         CITIZENS BANK OF RHODE ISLAND


                                         By: /s/ Bruce Hallworth
                                             -----------------------------------
                                             Title: Senior Vice President



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